COMMENCEMENT DATE AGREEMENT

COMMENCEMENT DATE AGREEMENT, dated as of November 7, 2024, by and between 21 GRACE CHURCH STREET REALTY LLC, a New York limited liability company ("Landlord"), having an address at 1250 Waters Place, PH-1, Bronx, New York 10461, and COFFEE HOLDING CO., INC., a Nevada corporation ("Tenant"), having an address at 3475 Victory Boulevard, Staten Island, New York.

W I T N E S S E T H :

1. The parties hereto have entered into a Lease dated as of November 7, 2024 (the "Lease") for the leasing by Landlord to Tenant of certain space in the building and on the land located at 21 Grace Church Street, Port Chester, New York.

2. The Possession Date (as defined in the Lease) is November 7, 2024.

3. The Rent Commencement Date (as defined in the Lease) is November 7, 2024.

4. The Expiration Date (as defined in the Lease) is November 30, 2028.

5. This Commencement Datr Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute a single instrument. Landlord and Tenant agree that the execution of this Commencement Datr Agreement by electronic means (including by use of DocuSign (or similar) and/or by use of digital signatures) and/or the delivery of an executed copy of this Commencement Datr Agreement by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed counterpart of this Commencement Datr Agreement had been delivered.

[No further text.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Commencement Date Agreement as of the day and year first above written.

LANDLORD:

21 GRACE CHURCH STREET REALTY LLC

By: /s/ Joseph Simone
Name: Joseph Simone
Title: Manager

TENANT:

COFFEE HOLDING CO., INC.

By: /s/ Andrew Gordon
Name: Andrew Gordon
Title: President and CEO